Ford Posts 6.2 Percent October Sales Gain, Marks Best F-Series Sales in 13 Years; Ford Brand SUV Sales Up 4.6 Percent, While Strong Customer Demand Lifts Lincoln SUV Sales 13.1 Percent

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OCTOBER 2017 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	**200,436**	**148,105**	**52,331**	**93,248**	**63,339**	**43,849**
Versus October 2016	6.2%	3.5%	14.6%	11.4%	5.3%	-2.4%

HIGHLIGHTS

- **Ford Motor Company's U.S. sales increased 6.2 percent** last month, with 200,436 vehicles sold
- **Retail performance was up 3.5 percent versus a year ago,** on sales of 148,105 vehicles
- **Fleet sales, as expected, increased 14.6 percent** due to order timing, with 52,331 vehicles sold
- **F-Series sales totaled 75,974 trucks for October,** a 15.9 percent gain. Overall F-Series average transaction prices increased $4,000 versus last year, to $47,300, with strong new F-150 high series demand and continued strong demand for high series Super Duty
- **Ford brand SUV sales totaled 57,637 vehicles,** a gain of 4.6 percent overall and a 9.0 percent increase at retail
- **Sales of Edge increased 36.9 percent,** with overall sales of 11,036 vehicles. Last month represents Edge's best October performance since its first year of launch in 2007
- **Explorer performance was up 5.0 percent,** with sales totaling 16,914 vehicles. Explorer performed even better at retail, posting a 13.1 percent gain
- **Focus sales increased 7.8 percent in October,** the fourth straight month of gains. Focus performance models, Focus ST and RS, were up 42.3 percent
- **Lincoln SUV sales gained 13.1 percent;** MKC, MKX and Navigator sales all saw increases

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About Ford Motor Company
Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 203,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*Average transaction pricing based on J.D. Power and Associates PIN data



"F-Series produced another big sales gain for us in October. Strong customer demand for high series Super Duty continues, and now we're seeing the same for the new 2018 F-150. With sales up 15.9 percent, F-Series drove our overall truck sales to an 11.4 percent gain for the month."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

KEY VEHICLES



2018 Ford F-150

F-Series sales of 75,974 pickups saw their best October since 2004. Continued strong customer demand for high series Super Duty increased its average transaction pricing to $55,200 last month, a $1,600 gain over year ago.



2018 Ford Explorer

Explorer retail sales climbed 13.1 percent in October. The strongest retail increases came out of the Central and Southeastern regions of the country, with retail sales up 31.1 and 34.0 percent respectively.



2018 Ford Mustang

Ford just announced its new Performance Pack Level 2 for the 2018 Mustang. This will be Ford's fastest Mustang GT ever, featuring Michelin Pilot Sport Cup 2 tires. The new Mustang just began arriving at dealerships at the end of October.



Lincoln MKX

Lincoln MKX saw sales up 17.8 percent, marking its best October since it's first year of launch in 2007. MKC was up 10.3 percent and Navigator up 9.7 percent. Overall Lincoln SUV sales increased 13.1 percent for October. This momentum bodes well for the launch of our all-new Lincoln Navigator.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

October 2017 Sales

OCTOBER 2017 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

OCTOBER 2017

Fleet Segment	October 2017		October CYTD	
	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	7.1%	0.2 points	11.1%	(0.7) points
Commercial	12.4%	1.1 points	12.1%	(0.1) points
Government	6.6%	0.6 points	6.3%	(0.1) points
Total Fleet	26.1%	1.9 points	29.5%	(0.8) points

Gross Stock (incl. in-transit)	October 2017		September 2017		October 2016	
	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	131,291	75	135,471	71	145,337	84
SUVs	197,289	78	188,076	71	190,444	82
Trucks	308,327	83	295,644	74	314,393	98
Total	636,907	79	619,191	72	650,174	90

Dealer Stock (on ground)	October 2017		September 2017		October 2016	
	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	105,340	60	113,329	59	123,774	72
SUVs	164,598	65	154,168	58	163,111	70
Trucks	251,470	67	246,341	62	278,585	87
Total	521,408	65	513,838	60	565,470	78

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com

October 2017 Sales